Exhibit 21.1

                           FFP Marketing Company, Inc.
                         Subsidiaries of the Registrant



     Legal Name of Subsidiary         State of      Type of         Percentage
   Principal Trade Name(s) Used     Organization     Entity          Owned [1]

FFP Operating Partners, L.P.         Delaware       Limited             100%
   Kwik Pantry, Drivers, Drivers                    partnership
   Diner, Nu-Way, Economy Drive
   Ins, Dynamic Minute Mart,
   Financial Express Money Order
   Company, Direct Fuels

Direct Fuels, L.P.                   Texas          Limited             100%
   Direct Fuels                                     partnership

FFP Financial Services, L.P.         Delaware       Limited             100%
   FFP Financial Services,                          partnership
   Lazer Wizard

FFP Money Order Company, Inc.        Nevada         Corporation         100%
   Financial Express Money Order
   Company

Practical Tank Management, Inc.      Texas          Corporation         100%
     Practical Tank Management

FFP Transportation, L.L.C.           Texas          Limited liability   100%
     FFP Transportation                             company

FFP Operating LLC                    Delaware       Limited liability   100%
   None                                             company

Direct Fuels Management Company,     Texas          Corporation         100%
Inc.
   None
-----------------------------------
[1]  Ownership percentage indicated includes
     indirect ownership.